Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
November 1, 2006	763-493-6370 / www.mocon.com

MOCON Announces 63% Increase in Third Quarter Net Income

MINNEAPOLIS, MN, November 1, 2006 – MOCON, Inc. (Nasdaq:MOCO) today reported its operating results for the quarter ended September 30, 2006.

Net sales for the third quarter 2006 were $6,647,000, an increase of 17 percent compared to $5,670,000 for the third quarter 2005.  Net income for the third quarter 2006 was $969,000, a 63 percent increase compared to $594,000 in the third quarter 2005.  Diluted net income per share was $0.18 in the third quarter 2006, a 64 percent increase compared to $0.11 for the same period in 2005.  Nine-month sales of $19,506,000 in 2006 represented a 5 percent increase compared to $18,497,000 for the first nine months of 2005.  Net income and diluted net income per share were $2,966,000 and $0.54, respectively, for the first nine months of 2006, increases of 37 and 38 percent, respectively, compared to $2,163,000 and $0.39 for the same period in 2005.

The increase in sales for the third quarter 2006 compared to the third quarter 2005 was primarily the result of increased sales of the Company’s permeation, gas analyzer, and weighing and pharmaceutical products.  A significant portion of this sales increase was to our foreign markets which represented 57 percent of third quarter 2006 total sales. Sales to our domestic markets also increased by 10 percent in the third quarter 2006 compared to the third quarter 2005, representing the first quarter this fiscal year which reflected an increase over the prior comparative quarter.

Net income for the fiscal 2006 periods includes stock-based compensation expense required to be recognized as a result of the Company’s adoption of SFAS 123(R), “Share-Based Payment.”  This expense amounted to approximately $46,000 or $0.01 per share for the third quarter 2006 and $143,000 or $0.03 per share for the first nine months of 2006.  This expense was not included in the Company’s operating results for the third quarter and first nine months of 2005, as the effective date of the Company’s adoption of SFAS 123(R) was January 1, 2006.

“We are very pleased to report a 63 percent increase in net income for the quarter on a sales increase of 17 percent. Our increased research and development expenditures have resulted in some new product introductions which have begun to positively impact our financial results.  We are committed to increasing revenues in future periods while at the same time keeping our profit margins, costs and expenses in line,” commented Robert L. Demorest, MOCON President and CEO.

The Company continues to maintain a strong balance sheet, with cash and marketable securities totaling $11,686,000 as of September 30, 2006.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Sales
Products	$6,236	$5,187	$18,181	$17,124
Consulting services	411	483	1,325	1,373
Total sales	6,647	5,670	19,506	18,497

Cost of sales
Products	2,603	2,189	7,513	7,435
Consulting services	237	260	706	742
Total cost of sales	2,840	2,449	8,219	8,177

Gross profit	3,807	3,221	11,287	10,320

Selling, general and administrative expenses	1,914	1,979	5,865	6,137
Research and development expenses	508	434	1,418	1,252
Operating income	1,385	808	4,004	2,931

Other income	108	62	426	260
Income from continuing operations before income taxes	1,493	870	4,430	3,191

Income taxes	524	310	1,486	921
Income from continuing operations	969	560	2,944	2,270

Gain (loss) from discontinued operations, net of tax	—	34	22	(107)

Net income	$969	$594	$2,966	$2,163

Basic net income per share:
Income from continuing operations	$0.18	$0.10	$0.54	$0.42
Gain (loss) from discontinued operations	—	0.01	0.01	(0.02)
Basic net income per share	$0.18	$0.11	$0.55	$0.40

Basic weighted average shares outstanding	5,431	5,388	5,420	5,361

Diluted net income per share:
Income from continuing operations	$0.18	$0.10	$0.53	$0.41
Gain (loss) from discontinued operations	—	0.01	0.01	(0.02)
Diluted net income per share	$0.18	$0.11	$0.54	$0.39

Diluted weighted average shares outstanding	5,528	5,555	5,512	5,535

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands)

BALANCE SHEET DATA:  (unaudited)

	September 30,	December 31,
	2006	2005
Assets:
Cash and marketable securities	$11,587	$8,851
Accounts receivable, net	4,134	4,362
Inventories	3,689	4,058
Other current assets	894	986
Total current assets	20,304	18,257
Marketable securities, noncurrent	99	170
Property, plant, and equipment, net	1,544	1,552
Other assets, net	3,484	3,678

Total assets	$25,431	$23,657

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,211	$4,418
Total long-term liabilities	290	440
Stockholders’ equity	20,930	18,799

Total liabilities and stockholders’ equity	$25,431	$23,657